PROSPECTUS SUPPLEMENT No. 1	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated April 13, 2007)	Registration Number 333-142118

Alexandria Real Estate Equities, Inc.

1,188,906 Shares
Common Stock

This prospectus supplement supplements and amends the prospectus dated April 13, 2007, relating to the resale from time to time by certain selling stockholders of shares of our common stock that may be issued under certain circumstances upon the conversion of our 3.70% Convertible Senior Notes due 2027.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 2 of the prospectus before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2007.

The information in the table appearing under the caption “Selling Securityholders” commencing on page 15 of the prospectus is supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus and by superseding the information with respect to selling securityholders listed below as of or prior to the date of this prospectus supplement.

Name	Number of shares beneficially owned prior to the offering	Percentage of shares beneficially owned prior to the offering(1)	Number of shares offered hereby	Number of shares beneficially owned following the offering(2)	Percentage of shares beneficially owned following the offering(3)
Alabama Children’s Hospital Foundation(4)	1,017	*	1,017	—	—
Aristeia International Limited(5)	202,573	*	202,573	—	—
Aristeia Partners LP(6)	51,750	*	51,750	—	—
Attorney’s Title Insurance Fund(4)	1,322	*	1,322	—	—
Boilermakers Blacksmith Pension Trust(4)	16,022	*	16,022	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited(7)	228,890	*	228,890	—	—
FPL Group Employees Pension Plan(4)	7,884	*	7,884	—	—
Froley Revy Alternative Strategies(4)	5,086	*	5,086	—	—
KBC Financial Products USA Inc.(8)	81,383	*	81,383	—	—
Louisiana CCRF(4)	2,950	*	2,950	—	—
Platinum Grove Contingent Capital Master Fund Ltd.(9)	335,706	1.139%	335,706	—	—
S.A.C. Arbitrage Fund, LLC(10)	254,323	*	254,323	—	—

                 * Less than 1.0%

       (1) Based on a total of 29,474,020 shares of our common stock outstanding as of May 1, 2007.

       (2) Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus.

       (3) Additional selling stockholders not named in the prospectus, including any amendments or supplements to it, or this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment.

       (4) Ann Houlihan is the natural person with voting and dispositive power over the shares of the selling stockholder.

       (5) Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert A. Lynch, Jr., Anthony Frascetta and William R. Techar.

       (6) Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisers LLC is jointly owned by Kevin Toner, Robert A. Lynch, Jr., Anthony Frascetta and William R. Techar.

       (7) Alan Smith, Blair Gould, Dennis Hunter, Karla Bodden and Tim Rogers are the natural persons with voting and dispositive power over the shares of the selling stockholder.

       (8) KBC Financial Products USA Inc. is a subsidiary of KBC Group N.V., a publicly held entity.

       (9) Yan Vtorov is the natural person with voting and dispositive power over the shares of the selling stockholder.

(10) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“S.A.C. Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“S.A.C. Capital Management”), share all investment and voting power with respect to the securities held by the selling stockholder. Mr. Steven A. Cohen controls both S.A.C. Capital Advisors and S.A.C. Capital Management. Each of S.A.C. Capital Advisors, S.A.C. Capital Management and Mr. Cohen disclaims beneficial ownership of any of the shares of the selling stockholder listed above.